Exibhit 99.1

Adaptimmune Announces Two Manufacturing Achievements on Its way to Become the First Fully Integrated TCR T-cell Therapy Company

-     Successful Manufacturing of SPEAR T-cells for a Patient at its Navy Yard Site and Agreement with Cell and Gene Therapy Catapult to Increase Vector Manufacturing Capacity -

PHILADELPHIA, Pa. and OXFORD, UK., January 8, 2018 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today announced that it has successfully manufactured the first SPEAR T-cells for a patient at its Navy Yard facility in Philadelphia. In addition, Adaptimmune announced an agreement with Cell and Gene Therapy Catapult for vector production in the UK, which will ensure vector supply for its ongoing and future clinical studies.

“We are making great strides to becoming a fully integrated cell therapy company. Our Navy Yard facility is now fully operational producing SPEAR T-cells for patients. In addition, we have vector supply into 2019, and the initiation of our own vector manufacturing capability at the Catapult facility will extend vector supply further,” said James Noble, Adaptimmune’s Chief Executive Officer. “We will continue to work with our cell manufacturing partner PCT, now part of Hitachi, where we have dedicated space and personnel for production of our SPEAR T-cells, as well as our other vector suppliers. Having these dedicated resources both in-house and through external partnerships is essential to ensure our future success as a fully integrated cell therapy company.”

First SPEAR T-cells manufactured at the Navy Yard

The first SPEAR T-cells have been successfully manufactured by the Adaptimmune team at our own Navy Yard headquarters for a patient in the first dose cohort of the ongoing MAGE-A4 multiple tumor study in bladder, melanoma, head & neck, ovarian, non-small cell lung, esophageal, and gastric cancers.

The manufacturing facility at the Navy Yard can deliver cells for up to 300 patients per year, with the possibility of expansion that would enable manufacture for up to 1000 patients per year. In addition to production at its wholly-owned manufacturing facility at the Navy Yard, Adaptimmune will continue working with the PCT team to manufacture SPEAR T-cells.

Vector supply extended to beyond 2020

The agreement, which was executed on January 5, 2018 with Cell and Gene Therapy (CGT) Catapult, will enable Adaptimmune to have its own dedicated vector manufacturing space in the UK. It will ensure vector supply production beyond 2020 for ongoing studies with all three SPEAR T-cell therapies, MAGE-A4, MAGE-A10 and AFP.

The module, in which Adaptimmune will use its own novel vector manufacturing process and be responsible for operation of the manufacturing process, is located in the UK-based CGT Manufacturing Centre. The CGT manufacturing Centre is a Good Manufacturing Practice (GMP) facility designed to enable the development of commercial scale manufacturing systems in cell and gene therapy by offering a full suite of GMP facilities, support and expertise.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. GlaxoSmithKline plc (LSE:GSK) (NYSE:GSK) exercised its option to exclusively license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program in September 2017. Transition of this program to GSK is ongoing. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 2, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

M: +44 7718 453 176

T: +44 1235 430 583

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com